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                                                                EXHIBIT 99.B1(d)

                                   PROPOSED
                  NICHOLAS-APPLEGATE GROWTH EQUITY FUND, INC.
                             ARTICLES OF AMENDMENT

     Nicholas-Applegate Growth Equity Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to amend its Charter as currently in effect (the "Charter").

     SECOND: These Articles of Amendment of Charter were advised by the Board of Directors and approved by the stockholders of the Corporation.

     THIRD: Article EIGHTH (8) of the Charter of the Corporation is hereby amended in its entirety to read as follows:

          (8) In the event that, in the calendar year of the Corporation that begins on January 1, 1990, or in any calendar year thereafter until and including 1994, shares of the Corporation's Common Stock are traded on the principal securities exchange where listed at an average discount from net asset value of more than 5%, determined by the Board of Directors of the Corporation on the basis of the discount as of the end of the last trading day in each week during such calendar year (which determination shall be conclusive), then, upon the effectiveness of any necessary regulatory filings, the Charter shall be further amended by filing Articles of Amendment thereof substantially in the form attached hereto as Exhibit A.


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     FOURTH:  The amendment does not increase the authorized stock of the
Corporation.

     IN WITNESS WHEREOF, Nicholas-Applegate Growth Equity Fund, Inc., a Maryland corporation, has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on April 2, 1990.


WITNESS:                                NICHOLAS-APPLEGATE GROWTH
                                        EQUITY FUND, INC.


/s/Robert E. Carlson                    /s/Fred C. Applegate
-------------------------------------   ----------------------------------
Robert E. Carlson, Secretary            Fred C. Applegate, President

     The undersigned, President of Nicholas-Applegate Growth Equity Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies that to the best of his knowledge, information and belief, the matter and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalty of perjury.


                                      /s/ Fred C. Applegate
                                      ----------------------------------
                                      Fred C. Applegate, President


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                                   EXHIBIT A
                                   ---------


     RESOLVED, that Article THIRD of the Charter is hereby amended in its entirety to read as follows:

          THIRD:    The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are to operate as and carry on the business of an open-end management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, and, in general, to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland.

     RESOLVED FURTHER, that Article SIXTH (a) of the Charter is hereby amended in its entirety to read as follows:

          (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $1,000,000. All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Any articles supplementary to the Charter that classify or reclassify any unissued shares of capital stock of the Corporation may, consistent with law, modify the exclusive voting power of the holders of the Common Stock.

     RESOLVED FURTHER, that Article TENTH is hereby added to the Charter as follows:

          TENTH:    To the extent the Corporation has funds or property legally available therefor, each stockholder of the Corporation shall have the right at such times as may be permitted by the


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Corporation to require the Corporation to redeem all or any part of his shares at a redemption price equal to the net asset value per share of the capital stock next determined after the shares are properly tendered for redemption (less such redemption fee as may be determined from time to time by the Board of Directors); such determination of the net asset value per share shall be made in accordance with the requirements of the Investment Company Act of 1940 and the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority) and in conformity with generally accepted accounting principles.

     Notwithstanding the foregoing, the Corporation may but need not postpone payment or deposit of the redemption price and may suspend the right of the holders of its capital stock to require the Corporation to redeem shares of such capital stock during any period when (i) the New York Stock Exchange is closed for other than weekends and holidays, (ii) the Securities and Exchange Commission (or any succeeding governmental authority) has by order permitted such postponement or suspension, (iii) an emergency as defined by the rules of the Securities and Exchange Commission (or any succeeding governmental authority) exists, making disposal of portfolio securities or valuation of net assets of the Corporation not reasonably practicable or (iv) trading on the New York Stock Exchange is restricted under conditions set forth in the rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority).

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